Exhibit 5.1

Robert Michels Partner Robert Bastian Partner	robert.michels@dentons.com D +49 69 45 00 12 250 Dentons Europe LLP Rechtsanwälte Steuerberater Platz der Einheit 2 Gebäude Pollux 60327 Frankfurt am Main Germany T +49 69 450012 0 F +49 69 450012 133	Salans FMC SNR Denton dentons.com

Innocoll AG
FAO Management Board / Vorstand

Unit 9, Block D

Monksland Business Centre

Monksland, Athlone

Ireland

April 22, 2015

Issuance and Sale of American Depositary Shares

Ladies and Gentlemen,

1.	We are acting as German legal counsel to Innocoll AG (the "Company"), a German stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany, in connection with an offering (the “Offering”) of up to 2,457,186 American Depositary Shares evidenced by American Depositary Receipts, each representing an ownership interest of 1/13.25 of an ordinary registered share of the Company (nennwertlose auf den Namen lautende Stückaktie) with a notional value (anteilig entfallender Betrag des Grundkapitals) of EUR 1.00 per share (the “Ordinary Shares”). The underlying shares for the Offering consist of:

(i)	up to 150,920 ordinary shares to be issued by the Company from a future capital increase, which will be registered with the commercial register of the local court at Regensburg on or about April 24, 2015 (the "New Shares"), and

(ii)	up to 34,528 ordinary shares to be issued by the Company from a future capital increase, which will be registered with the commercial register of the local court at Regensburg on or about April 24, 2015 and which will be sold by the selling shareholders (the “Selling Shareholders”) as set forth in the Registration Statement (as defined below) (the “Seller Shares”).

2.	This opinion letter is being furnished in connection with the Registration Statement (as amended through the date hereof, the "Registration Statement") on Form F-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 10, 2015 (File number 333-203362) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder (the "Rules").

Dentons is a global legal practice providing client services worldwide through its member firms and affiliates. Each of those member firms and affiliates, including Salans FMC SNR Denton Europe LLP and their affiliated undertakings, is a separate and distinct legal entity. Salans FMC SNR Denton Group (A Swiss Verein) does not itself provide legal or other client services.

Salans FMC SNR Denton Europe LLP is a Limited Liability Partnership registered in England and Wales with Registration Number OC 316822. A list of the members of Salans FMC SNR Denton Europe LLP is available at its Registered Office: One Fleet Place, London EC4P 4GD, United Kingdom. Please see dentons.com for Legal Notices.

Germany 2697578.1

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3.	In arriving at the opinion expressed below, we have examined and relied upon the following documents:

i.	the Registration Statement;

ii.	the articles of association (Satzung) of the Company as in effect on the date hereof (“Articles of Association”);

iii.	an electronic excerpt from the commercial register (Handelsregister) of the local court (Amtsgericht) at Regensburg, Germany, as of the date hereof with respect to the Company; and

iv.	a draft underwriting agreement to be entered into by and among the Company, the Selling Shareholders and Piper Jaffray & Co acting for themselves and with respect to Piper Jaffray & Co also acting as representative of other underwriters on or about April 22, 2015 (the "Underwriting Agreement"), filed as Exhibit 1.1 to the Registration Statement.

4.	In rendering the opinion expressed below, we have relied, without independent verification, upon the following assumptions:

i.	the authenticity of all documents submitted to us as originals;

ii.	the conformity with their respective original documents of all documents submitted to us as copies, and the authenticity of the originals of such copied documents;

iii.	the genuineness of all signatures on all documents submitted to us; and

iv.	that any natural person signing any agreement, instrument or other document was legally competent at the time of execution.

5.	On the basis of and in reliance upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

i.	The Company is a German stock corporation (Aktiengesellschaft) duly registered with the commercial register of the local court at Regensburg and validly existing under the laws of the Federal Republic of Germany.

ii.	The Company has a registered stated share capital (Grundkapital) amounting to EUR 1,568,155 divided into 1,568,155 Ordinary Shares and the right to issue an authorized share capital I (Genehmigtes Kapital I) amounting to EUR 205,199, an authorized capital II (Genehmigtes Kapital II) amounting to EUR 97,154 and an authorized capital III (Genehmigtes Kapital III) amounting to EUR 452,248 as well as a conditional capital (Bedingtes Kapital) amounting to EUR 150,920.

iii.	The existing 1,568,155 Ordinary Shares in the Company (i) are validly issued, (ii) are fully paid in and non-assessable (nicht nachschusspflichtig), (iii) conform to the description thereof contained in the Registration Statement and (iv) are not subject to any transfer restrictions or rights of preemption (Vorkaufsrecht) under the Articles of Association or applicable provisions of German law except as set forth in the Registration Statement.

iv.	Upon subscription and payment for the New Shares and the Seller Shares (in accordance with the provisions of the Underwriting Agreement) as well as the relevant

Germany 2697578.1

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decisions of the management board and the supervisory board of the Company and application and registration of the capital increases for the New Shares and the Seller Shares with the commercial register of the local court at Regensburg, the New Shares and the Seller Shares will be duly issued, fully paid up, non-assessable (nicht nachschusspflichtig) and freely transferable (except for such transfer restrictions as set forth in the Registration Statement) as of the date of such registration.

6.	This opinion letter is subject to the following:

The foregoing opinion is limited to the laws of Germany and we express no opinion as to the laws of any other jurisdiction. This opinion letter does not relate to facts or laws or to the interpretations of laws after the date hereof and we do not assume any obligation to update this opinion letter or to inform you of any changes to facts or laws. Please note that such changes may have retrospective or retroactive effect.

This opinion letter is addressed to and solely for the benefit of the Company and is not intended to create third party rights pursuant to Section 328 of the German Civil Code (Bürgerliches Gesetzbuch) (Vertrag zu Gunsten Dritter) or rights for all benefit of third parties (Vertrag mit Schutzwirkung zu Gunsten Dritter) and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of U.S. federal securities law.

Our liability towards the Company and third parties due to any kind of negligence in rendering this opinion is limited to an amount of EUR 10 million for each case under the client agreement entered into between the Company and us.

This opinion expresses and describes German legal concepts in English and not in their original form. Therefore it cannot be ruled out that due to differences of legal systems some words or phrases may have different connotations than the German words or phrases would have. Where English terms and expressions are used, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent German concepts under German law. Where we have included the relevant German expressions these shall prevail over their English translation.

This opinion letter is to be governed by and construed in accordance with German law as of the date hereof and the competent courts of Frankfurt am Main, Germany, shall have exclusive jurisdiction in connection with any disputes arising hereunder or in relation hereto.

7.	We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our office under the caption “Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Sincerely,

Dentons Europe LLP

Germany 2697578.1